Exhibit 99.1

Excerpts from Preliminary Offering Memorandum

Recent Developments
We provided our original fiscal 2020 guidance on September 26, 2019 indicating a Resort Reported EBITDA estimate of $778 million to $818 million.  On March 9, 2020 we provided commentary that, as of March 1 and excluding any impact from COVID-19, our Resort Reported EBITDA for fiscal 2020 was expected to be approximately $20 million below the midpoint of our previously issued guidance, at which point we withdrew fiscal 2020 guidance due to the uncertainty impact of COVID-19.
The COVID-19 pandemic has significantly affected the global economy and strained the hospitality and leisure industries due to travel restrictions and stay-at-home directives that have resulted in cancellations and significantly reduced travel in North America and globally. As a result of COVID-19 and in order to ensure the safety of our guests and employees, we decided to close all North American mountain resorts and our associated businesses on March 15, 2020 and shortly thereafter announced that such resorts would remain closed for the remainder of the 2020 season. As previously announced and before considering the incremental effect of delayed recognition of season pass deferred revenue and deferred costs discussed below, we expect to see a negative impact of $180 million to $200 million to Resort Reported EBITDA in March and April as a result of the closure from March 15, 2020 through the end of the North American ski season, as compared to the expectation we had as of March 1, 2020. Such estimates are preliminary, reflect management's current views, and are subject to change.
In addition, to address the early resort closures last season, we are providing credits to 2019/2020 season pass holders to apply toward the purchase of a 2020/2021 season pass. Season pass holders will receive a minimum credit of 20% toward next season’s pass. For season pass holders who used their pass less than five days, they will be eligible for a higher credit up to a maximum of 80% for season pass holders who did not use their pass at all. For Epic Day Pass, Edge Card and other frequency based products with unused days remaining, we will be offering credits for each unused day up to a maximum of an 80% credit. The credits will be available for our pass holders who purchase 2020/2021 passes by September 7, 2020. As a result, we will be delaying the recognition of approximately $118 million of our deferred season pass revenue and approximately $3 million of related deferred costs, both of which would have been recognized in the remainder of fiscal 2020, until the second and third quarters of fiscal 2021. This will result in a reduction in lift revenue and Resort Reported EBITDA in fiscal 2020 of approximately $118 million and approximately $115 million, respectively, which is incremental to the expected negative impact of $180 million to $200 million to Resort Reported EBITDA announced on March 18, 2020 as a result of the closure.
Liquidity Updates
As of January 31, 2020, we had a strong liquidity position with $127 million of cash on hand, $394 million of U.S. revolver availability under the Vail Holdings Credit Agreement and $200 million (C$264 million) of Whistler Blackcomb revolver availability under the Whistler Credit Agreement for total cash and revolver availability of approximately $721 million.
We subsequently borrowed under the revolver portions of each of the Vail Holdings Credit Agreement and Whistler Credit Agreement as a precautionary measure in order to increase our cash position and financial flexibility. As of March 31, 2020, we had approximately $691 million of cash on hand, $19 million of U.S. revolver availability under the Vail Holdings Credit Agreement and $1 million of revolver availability under the Whistler Credit Agreement. Our total cash and revolver availability, as adjusted for this offering, would have been approximately $1.2 billion. See ‘‘Capitalization.’’
On April 1, 2020, we announced additional measures taken to provide liquidity and preserve financial flexibility including:

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Reducing our capital plan for calendar year 2020 by approximately $80-$85 million, with the vast majority of these savings coming from the deferral of many of our discretionary capital projects (new chair lifts, terrain expansions and other mountain base area improvements), while continuing with the vast majority of our maintenance capital spending;

•	Suspending cash dividends to shareholders for two quarters (preserving $142 million);

•	Furloughing the majority of year-round hourly employees in the U.S.;

•	Implementing six month salary reductions for all salaried employees in the U.S.;

•	CEO foregoing full salary and Board of Directors foregoing 100% of cash compensation for six months; and

•	Suspending our 401k match for six months.
While it is not reasonably possible to estimate the ultimate duration or negative financial impact of the COVID-19 pandemic on our business at this time, we expect the COVID-19 pandemic will continue to have an effect on our results of operations and our results will be adversely impacted in a significant manner. With the actions described above, along with the expected proceeds from this notes offering as well as the incremental flexibility gained under the amendment to the Vail

Holdings Credit Agreement (discussed below), we continue to believe we have a strong liquidity position to mitigate further disruptions from the impacts of the COVID-19 pandemic. Additionally, we have no significant debt maturities due in the next 18 months. In a worst case scenario whereby resort shutdowns persisted, we expect to have sufficient liquidity to fund our operations for up to two years through our existing liquidity and the proceeds from this notes offering. See ‘‘Risk Factors.’’
Amendment to Vail Holdings Credit Agreement
On April 28, 2020, we, Vail Holdings, Inc. (‘‘Vail Holdings’’) and our direct or indirect wholly-owned restricted subsidiaries that guarantee indebtedness under the Vail Holdings Credit Agreement (collectively, the ‘‘Restricted Companies’’) entered into an amendment to the Vail Holdings Credit Agreement (the ‘‘Credit Agreement Amendment’’). The Credit Agreement Amendment provides, among other terms, that Vail Holdings will be exempt from complying with the Vail Holdings Credit Agreement’s financial maintenance covenants for each of the fiscal quarters ending July 31, 2020 through January 31, 2022 unless Vail Holdings makes a one-time irrevocable election to terminate such exemption period prior to such date (the ‘‘Financial Covenants Temporary Waiver Period’’), after which Vail Holdings will again be required to comply with such covenants starting with the fiscal quarter ending April 30, 2022 (or such earlier fiscal quarter as elected by Vail Holdings). After the Financial Covenants Temporary Waiver Period, (x) the maximum leverage ratio permitted under the maximum leverage ratio financial maintenance covenant will be (A) 6.25 to 1.00 for the first full fiscal quarter ending after the expiration of the Financial Covenants Temporary Waiver Period, (B) 5.75 to 1.00 for the second full fiscal quarter ending after the expiration of the Financial Covenants Temporary Waiver Period, (C) 5.25 to 1.00 for the third full fiscal quarter ending after the expiration of the Financial Covenants Temporary Waiver Period, and (D) 5.00 to 1.00 for the fourth full fiscal quarter ending after the expiration of the Financial Covenants Temporary Waiver Period and for each fiscal quarter thereafter and (y) the minimum interest coverage ratio permitted under the minimum interest coverage ratio financial maintenance covenant will be 2.00 to 1.00.
In addition, we will be required to comply with a monthly minimum liquidity test (defined as unrestricted cash and temporary cash investments of Vail Resorts Inc. and its restricted subsidiaries and available commitments under our revolving credit facility) of not less than $150 million, during the period beginning July 31, 2020 and ending on the date we deliver a compliance certificate for the Company and its subsidiaries’ first fiscal quarter following the end of the Financial Covenants Temporary Waiver Period (such period, the ‘‘Temporary Waiver Period’’).
We will also be prohibited, during the Temporary Waiver Period, from paying any dividends or making share repurchases, unless (x) no default or potential default exists under the Vail Holdings Credit Agreement and (y) we have liquidity of at least $400 million, in which case the aggregate amount of dividends paid and share repurchases made by the Company during the Temporary Waiver Period may not exceed $38.2 million in any fiscal quarter. We will also be prohibited, during the Temporary Waiver Period, from making capital expenditures in excess of $200.0 million per 12-month period ending January 31, other than non-recurring extraordinary capital expenditures incurred in connection with emergency repairs, life safety repairs or ordinary course maintenance repairs. In addition, we will be prohibited, during the Temporary Waiver Period, from incurring any indebtedness secured by the collateral under the Vail Holdings Credit Agreement other than pursuant to the existing revolving commitments under the Vail Holdings Credit Agreement. We will also be prohibited, during the Temporary Waiver Period, from (x) making non-ordinary course investments in unrestricted subsidiaries unless we have liquidity of at least $300.0 million and (y) making investments in non-subsidiaries in excess of $50.0 million in the aggregate. In addition, we will be prohibited, during the Temporary Waiver Period, from acquiring all or a majority of the capital stock or all or any substantial portion of the assets of any entity or merging or consolidating with another entity without the approval of a majority of the commitments in our credit facility.
In addition, the amount by which we are able to increase availability (under the revolver or in the form of term loans) will be increased to an aggregate principal amount not to exceed the greater of (i) $2.25 billion and (ii) the product of 3.25 and the trailing four-quarter Adjusted EBITDA (as defined in the Vail Holdings Credit Agreement).

The current outbreak of the novel coronavirus, or COVID-19, has had, and is expected to continue to have, a significant negative impact on our financial condition and operations. Further, the spread of the COVID-19 outbreak has caused severe disruptions in the U.S. and global economy and financial markets and could potentially create widespread business continuity issues of an as yet unknown magnitude and duration.
In late 2019, a novel strain of coronavirus (COVID-19) was reported to have surfaced in Wuhan, China. COVID-19 has since spread globally, including to every state in the United States. In March 2020, the World Health Organization declared COVID-19 a pandemic and the United States declared a national emergency with respect to COVID-19.
Governmental authorities nationally and in affected regions are taking increasingly dramatic actions and mandating various restrictions in an effort to slow the spread of the virus, including travel restrictions, restrictions on public gatherings, ‘‘shelter at home’’ orders and advisories and quarantining of people who may have been exposed to the virus. For instance, on March 14, 2020, following the Company’s own announcement that it was closing its North American mountain resorts, the governor of Colorado issued an executive order directing all ski area operators to suspend operations at ski areas in the state. The order was extended through the end of April 2020. The outbreak of COVID-19 has severely impacted global economic activity and caused significant volatility and negative pressure in financial markets. Many experts predict that the outbreak will trigger a period of material global economic slowdown or a global recession.
In response to the continued challenges associated with the spread of COVID-19, we have closed all of our North American mountain resorts, retail stores and lodging properties for the remainder of the 2019/2020 North American ski season. The outbreak of COVID-19 has disrupted our business and has had and is expected to continue to have a significant negative impact on our business, financial performance and condition, operating results, liquidity and cash flows. See ‘‘Summary-Recent Developments.’’ Factors that would negatively impact our ability to successfully operate during the current outbreak of COVID-19 or another pandemic include:

•	our ability to open our North American resorts for their summer season or beyond and our Australian resorts for their winter season in a timely manner, or at all;

•	our ability to attract and retain guests given the risks, or perceived risks, of gathering in public places;

•	the willingness of guests to travel or purchase advanced commitment products, such as our portfolio of season pass products;

•	existing or future restrictions imposed by governmental authorities that may restrict our operations or the ability of our guests to return to our resorts;

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actual or perceived deterioration or weakness in economic conditions, unemployment levels, the job or housing markets, consumer debt levels or consumer confidence, as well as other adverse economic or market conditions due to COVID-19 or otherwise, and their collective impacts on demand for travel and leisure;

•	our ability to adjust capital spending and maintain sufficient liquidity to remain positioned for long-term success;

•	our ability to incentivize and retain our current employees, reinstate our furloughed employees when we reopen, and attract future seasonal employees;

•	our ability to access debt and equity capital on attractive terms, or at all; and

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the impact of disruption and instability in the global financial markets or deteriorations in credit and financing conditions on our access to capital necessary to fund operating costs, including maintenance capital spending, or to address maturing liabilities.

The extent of the impact of the outbreak of COVID-19 on our business, consolidated results of operations, consolidated financial position and consolidated cash flows, will depend largely on future developments, including the duration and spread of the outbreak within the U.S., the related impact on factors affecting guest behavior, including consumer confidence and spending and when we will be able to resume normal operations, all of which are highly uncertain and cannot be predicted. As a result of the impact of the outbreak of COVID-19 on our business, we have evaluated whether there were indicators of an impairment associated with our goodwill, intangible assets and long-lived assets. As a result of that assessment, we are currently evaluating a potential impairment of our Colorado resort ground transportation business that has a carrying value of approximately $33 million as of January 31, 2020. COVID-19 presents material uncertainty and risk with respect to our business, financial performance and condition, operating results, liquidity and cash flows. To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in the Risk Factors presented in this offering memorandum. Any future outbreak of any other highly infectious or contagious disease could have a similar impact.
We may be required to raise additional capital in the future and our access to and cost of financing will depend on, among other things, global economic conditions, conditions in the global financing markets, the availability of sufficient amounts of financing, our prospects and our credit ratings. The terms of future debt agreements could include more restrictive covenants, or require incremental collateral, which may further restrict our business operations. There is no guarantee that debt financings will be available in the future to fund our obligations, or that they will be available on terms consistent with our expectations.

In addition, because of reduced travel demand, certain of our leased properties may not generate revenue sufficient to meet operating expenses.